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EXHIBIT 99.2  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      On March 8, 2000, Redback merged with Siara in a transaction accounted for as a purchase. In connection with the Merger, Redback issued 57,388,818 shares of its common stock and options and warrants to purchase 5,295,038 shares of its common stock. The consolidated financial statements include the results of operations of Siara commencing on March 9, 2000. The purchase price, including the value of options and warrants issued in connection with the Merger and professional fees directly related to the acquisition, was approximately $4.5 billion.

      The following unaudited pro forma combined statement of operations for the nine months ended September 30, 2000 presents the effect of the merger between Redback and Siara as if the merger occurred on January 1, 2000.

      The unaudited pro forma combined financial data are based on the estimates and assumptions set forth in the notes to such statements. The unaudited pro forma combined financial data are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future.

      The unaudited pro forma combined financial data should be read in conjunction with the historical financial statements of Redback and the historical financial statements of Siara and other financial information pertaining to Redback and Siara.

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                             REDBACK NETWORKS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
               (In thousands, except share and per share amounts)

                                                                                                 Pro Forma
                                         Historical       Historical           Merger            Combined
                                          Redback            Siara          Adjustments           Company
                                        -------------   ----------------   ---------------      ------------
Net Revenues                                $163,449                                               $163,449
Cost of revenues                              56,073                                 $645 (A)        56,718
                                        -------------   ----------------   ---------------      ------------
Gross profit                                 107,376                  0              (645)          106,731

Operating expenses:
     Research and development                 58,561              6,862                              65,423
     Selling, general and administrative      53,584              4,347                              57,931
     Amortization of intangibles             630,727                              208,538 (B)       839,265
     In-process research and development      40,400                              (15,300)(A)        25,100
     Amortization of deferred stock
      compensation                             5,884             80,574           (80,574)(C)         5,884
                                        -------------   ----------------   ---------------      ------------
     Total operating expenses                789,156             91,783           112,664           993,603
                                        -------------   ----------------   ---------------      ------------

Loss from operations                        (681,780)           (91,783)         (113,309)         (886,872)
     Other income (expense), net               1,789               (573)                              1,216
                                        -------------   ----------------   ---------------      ------------

Net loss                                   ($679,991)          ($92,356)        ($113,309)        ($885,656)
                                        =============   ================   ===============      ============

Basic and diluted net loss per share          ($6.16)            ($5.44)                             ($7.12)
                                        =============   ================                        ============

Shares used in computing net loss
  per share                              110,403,000         16,986,000        14,033,000       124,436,000
                                        =============   ================   ===============      ============


      See accompanying notes to Unaudited Pro Forma Combined Financial Data




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                          NOTES TO UNAUDITED PRO FORMA
                             COMBINED FINANCIAL DATA

NOTE 1--BASIS OF PRESENTATION:

      On March 8, 2000, Redback and Siara completed their merger, which was accounted for as a purchase. In connection with the merger, Redback issued 57,388,818 shares of its common stock and options and warrants to purchase 5,295,038 shares of its common stock. The purchase price, including the value of options and warrants issued in connection with the merger and professional fees directly related to the merger, was approximately $4.5 billion.

      The estimated value of the Redback common stock was $142.00 per share based on the average closing price of Redback's common stock for the five-day period commencing two days prior to the announcement of the merger. The value of the options and warrants to purchase Redback's common stock was approximately $140.77 per share, determined using the Black-Scholes pricing model.

      The preliminary allocation of the purchase price using balances as of March 8, 2000 is summarized below (in thousands):

Tangible assets acquired......................................  $   16,381
Existing technology...........................................      13,800
In-process research and development...........................      15,300
In-place workforce............................................      27,500
Non-compete agreements........................................      10,000
Goodwill......................................................   4,419,207
Assumed liabilities...........................................     (35,619)
                                                               ------------
Net assets acquired...........................................  $4,466,569
                                                               ============
      The fair value allocation to in-process research and development was determined by identifying the research projects for which technological feasibility has not been achieved and which have no alternative future use at the merger date, assessing the stage and expected date of completion of the research and development effort at the merger date, and calculating the net present value of the cash flows expected to result from the successful deployment of the new technology resulting from the in-process research and development effort.

      The stages of completion were determined by estimating the costs and time incurred to date relative to the costs and time incurred to develop the in-process technology into a commercially viable technology or product, while considering the relative difficulty of completing the various tasks and obstacles necessary to attain technological feasibility. As of the date of the acquisition, Siara had five projects in process that ranged from 24%-80% complete.

      The estimated net present value of cash flows was based on incremental future cash flows from revenues expected to be generated by the technologies in the process of development, taking into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. Estimated net future cash flows included allocations of operating expenses and income taxes but excluded the expected completion costs of the in-process projects, and were discounted at a rate of 26% to arrive at a net present value. The discount rate included a factor that took into account the uncertainty surrounding the successful deployment of in-process technology projects. This net present value was allocated to in-process research and development based on the percentage of completion at the merger date.

      The amounts allocated to in-process research and development were charged to the statement of operations during the nine months ended September 30, 2000.

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                          NOTES TO UNAUDITED PRO FORMA
                       COMBINED FINANCIAL DATA (CONTINUED)

NOTE 2--PRO FORMA ADJUSTMENTS:

      A To reflect amortization of developed technology over the estimated useful life of four years as if the acquisition had occurred as of the beginning of the periods indicated. The amount allocated to in-process research and development has not been included in the unaudited pro forma combined statement of operations as it is nonrecurring.

      B To reflect amortization of goodwill, workforce and non-compete agreements over their estimated useful lives of four, three and two years, respectively, as if the acquisition occurred as of the beginning of the periods indicated.

      C To eliminate amortization of deferred stock compensation related to Siara stock options and warrants which is duplicative, as the fair value of the unvested options and warrants has been included in the purchase price and results in additional goodwill amortization.